ASCENT ASSURANCE, INC.
                             110 West Seventh Street
                              Fort Worth, TX 76102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   to be held
                              Tuesday, May 8, 2001


     To the Holders of Common Stock of Ascent Assurance, Inc.:

     The Annual Meeting of Stockholders of Ascent Assurance, Inc. (the "Company") will be held on, Tuesday, May 8, 2001 at 10:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, for the following purposes:

     (1) To elect three (3) directors of the Company, each to serve for a term of three (3) years.

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 27, 2001 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT EFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.


                                    By Order of the Board of Directors,

                                    /s/ Patrick J. Mitchell
                                    ----------------------------------

                                    Patrick J. Mitchell
                                    Chairman of the Board and
                                    Chief Executive Officer
                                    Fort Worth, Texas
                                    April 17, 2001

                             ASCENT ASSURANCE, INC.

                                 PROXY STATEMENT


GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Ascent Assurance, Inc., a Delaware corporation ("Ascent" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 8, 2001 at 10:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 375 Park Avenue, Suite 3601, New York, New York, or any postponements or adjournments thereof (the "Meeting"). The mailing address of the Company is 110 West Seventh Street, Suite 300, Fort Worth, Texas 76102 and its telephone number is (817) 878-3300.

     At the Meeting, the stockholders of the Company will be asked to elect three (3) directors of the Company, each to serve for a term of three years.

     This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about April 17, 2001. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, LaSalle Bank, N.A., for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Company's Common Stock (the "Common Stock") registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting.

VOTING, RECORD DATE AND QUORUM

     Proxies will be voted as specified or, if no direction is indicated on the proxy, it will be voted "FOR" the election of the three (3) nominees named under the caption "Election of Directors".

     The close of business on March 27, 2001 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting. As of March 27, 2001, 6,500,000 shares of Common Stock were outstanding and will be entitled to be voted at the meeting. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors. The Board recommends the election of the three (3) nominees named under "Election of Directors".

ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board is currently set by the Board pursuant to the Company's Bylaws at seven (7). Of this number, three (3) members of the Board have terms expiring and are nominees for election at the 2001 Annual Meeting of Stockholders, two (2) members of the Board have terms expiring at the 2002 Annual Meeting of Stockholders, and two
(2) members of the Board have terms expiring at the 2003 Annual Meeting of Stockholders.

     If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the three (3) nominees named below. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term. All the nominees for directors are presently directors of the Company.

     The Board recommends that the stockholders vote "FOR" the three (3) nominees named below. The following information concerning each of the three (3) nominees as director, and each current director in the classes continuing in office, is provided as of April 17, 2001:

Nominees for Three-Year Terms Expiring in 2004

Patrick J. Mitchell, age 42, has been a director of Ascent since 1997. Mr. Mitchell has served as Chairman of the Board and Chief Executive Officer since September 1998 and as President and Chief Operating Officer since October 1997. He also served as Chief Financial Officer and Treasurer from October 1997 through February 1999. Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Treasurer since May 1996 and joined the Company in August 1995 as Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, he served as Vice President, Finance for Bankers Life and Casualty Company.

James K. Steen, age 60, has been a director of Ascent since 1999. Mr. Steen has served as President of Stony Creek Enterprises, Inc. since 1992. Stony Creek Enterprises, Inc. is a private financial advisory firm specializing in insurance company financings and acquisitions. From 1988 through 1992, Mr. Steen was a managing director with John Head & Partners L.P., a private merchant banking firm in New York City, specializing in financial advisory services to insurance businesses and insurance company financings and acquisitions.

Paul E. Suckow, age 53, has been a director of Ascent since 1999. Mr. Suckow has been an adjunct professor for Widener University and Villanova University since September 1999. From 1993 to 1999, Mr. Suckow was Executive Vice President and Chief Investment Officer, Fixed Income at Delaware Investment Advisers, Inc. where he managed a $10.5 billion portfolio of fixed income assets.

Directors Continuing in Office Until 2002

John H. Gutfreund, age 71, has been a director of Ascent since 1999. Mr. Gutfreund is President of Gutfreund & Company, Inc., a New York based financial consulting firm which specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Mr. Gutfreund was the former Chairman and Chief Executive Officer of Salomon Brothers from 1981 to 1991. He also currently serves as a director of Aqua Penn Spring Water Company, Inc., Baldwin Piano & Organ Company, Foamex International Inc., LCA-Vision, Inc., The Universal Bond Fund and Montefiore Medical Center, New York City.

Michael A. Kramer, age 32, has been a director of Ascent since 1999. Mr. Kramer is a Partner in Greenhill & Co., an investment banking firm. From 1989 through January 2001 Mr. Kramer was a managing director in Houlihan, Lokey, Howard & Zukin's New York office where he led many of the firm's largest restructuring and M&A engagements. Mr. Kramer earned his B.S. in Business Administration from California State University at Northridge

Directors Continuing in Office Until 2003

Richard H. Hershman, age 51, has been a director of Ascent since 1999 and is a managing partner of Allegent Growth Strategies, LLC, a financial consulting firm specializing in the insurance industry. From January 1999 to February 2001, Mr. Hershman was Executive Vice President and Chief Financial Officer of Decision Strategies/Fairfax International, LLC. Prior to that, Mr. Hershman was Executive Vice President and Chief Financial Officer of Risk Enterprise Management Limited from 1995 to 1998.

Robert A. Peiser, age 52, has been a director of Ascent since 1999. Mr. Peiser has been President and Chief Executive Officer of Vitality Beverages, Inc. since 1999. Prior to that date, Mr. Peiser served as Chairman of CVSI, Inc. from 1998 to 1999, President and Chief Executive Officer of Western Pacific Airlines from 1996 to 1998 and Vice Chairman and Chief Executive Officer of FoxMeyer Drug Company from August 1996 through November 1996. In addition, Mr. Peiser was Executive Vice President - Finance and Chief Financial Officer of Trans World Airlines, Inc. from August 1994 through August 1996.

STOCK OWNERSHIP

Principal Stockholders

     The following table sets forth, as of March 27, 2001, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

                                              Number
   Name and Address                          Of Shares              Percent

Credit Suisse First Boston 1                 8,892,604               73.0%
11 Madison Avenue
New York, New York  10010-3629

1 Includes 3,215,350 common shares outstanding (representing 49.47% of the outstanding Common Stock) and 5,677,254 shares beneficially owned (through ownership of 27,705 shares of Convertible Preferred Stock) by Special Situations Holdings, Inc. - Westbridge, a wholly-owned subsidiary of CSFB, which do not have voting rights. The Convertible Preferred Stock may be converted at any time at a conversion price of $4.88 per share. CSFB owns 100% of the Convertible Preferred Stock.

Security Ownership of Directors and Executive Officers

     The following table sets forth as of March 27, 2001 (except for shares owned by executive officers through participation in the Company's 401(k) Plan, which are as of February 28, 2001), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as director, each of the executive officers named in the table under "Summary of
Compensation" and all executive officers and directors as a group. To the Company's knowledge, each of the persons listed below has sole voting and investment power as to all shares indicated as owned by them.

                                                  Number of
     Name                                        Shares Owned1       Percent

Patrick J. Mitchell                                  21,126             *
Patrick H. O'Neill                                   14,981             *
Konrad H. Kober                                       1,539             *
Cynthia B. Koenig                                    11,323             *
John H. Gutfreund2                                   22,500             *
Richard H. Hershman2                                 22,500             *
Michael A. Kramer2                                   22,500             *
Robert A. Peiser2                                    22,500             *
James K. Steen2                                      22,500             *
Paul E. Suckow2                                      22,500             *
All executive officers and directors as a group     183,969            2.8%

1 Includes shares held through the Company's 401(k) plan as follows: Mr. Mitchell, 2,276 shares; Mr. O'Neill, 1,331 shares; Mr. Kober, 1,539 shares and Ms. Koenig, 1,323 shares.

2    Represents  shares which may be acquired  upon the exercise of  outstanding
     stock  options  that  are  currently   exercisable   or  that  will  become
     exercisable within 60 days after April 17, 2001.

* Less than 1%.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2000, the Company's directors, executive officers and greater-than-10% stockholders complied with the foregoing requirements.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance

     The Board of Directors met five times during 2000. All of the directors, attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity.

Board Committees

     The Compensation Committee of the Board is composed of Mr. Kramer (Chairman), Mr. Gutfreund and Mr. Suckow. The Compensation Committee is responsible for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers. The Compensation Committee met two times during 2000.

     The Audit Committee of the Board is composed of Mr. Hershman (Chairman), Mr. Steen and Mr. Peiser. The Audit Committee recommends to the Board the firm to be employed as the Company's independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company's financial statements. The Audit Committee met two times during 2000.

     The Board does not have an Executive or Nominating Committee.

Director's Compensation

     Each member of the Board receives: a $15,000 annual retainer fee, Board meeting fees of $2,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, committee meeting fees of $1,000 per committee member and chairman of committee fees of $1,500 are paid as applicable.

     In 1999, each non-employee director was granted a stock option to acquire 22,500 shares of Common Stock under the Company's 1999 Stock Option Plan. Such stock option grants have an exercise price of $3.00, a term of three years and vest 50% after one year of service and 100% after two years of service, provided, however, if a non-employee director stands for re-election to the staggered board prior to the expiration of three years of service and such director is not re-elected, then all unvested options held by such director immediately vest.


CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

Executive Officers

     The following is certain information, as of April 17, 2001, concerning each executive officer of the Company who is not also a director. Except as indicated below under "Employment Agreements", there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was appointed.

Patrick H. O'Neill, age 50, joined the Company in September 1997 as Senior Vice President, General Counsel and Secretary. In November 1997, he was promoted to Executive Vice President. Prior to joining the Company and since 1990, he served as founder and President of the Law Offices of Patrick H. O'Neill, P.C.

Konrad H. Kober, age 42, was promoted to Senior Vice President and Chief Administration Officer in March 1999. In July 1990, he joined the Company as Assistant Vice President of Claims Review/Communications and was promoted in June 1994 to Vice President of Claims Administration.

Cynthia B. Koenig, age 44, joined the Company in March 1999 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1998, she held various finance positions at TIG Holdings, Inc. and its subsidiary, TIG Insurance Company, most recently Vice President-Controller and Chief Accounting Officer.

Summary of Compensation

     The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services in all capacities during each of the last three years by (1) the Company's Chief Executive Officer and (2) the four most highly compensated executive officers of the Company or its subsidiaries, other than the Chief Executive Officer (collectively, the "Named Executive Officers"), for the year ended December 31, 2000.


                                                                                    Long-Term
                                                                                   Compensation
                                                   Annual Compensation              Securities
             Name and                    ----------------------------------------   Underlying       All Other
        Principal Position       Year       Salary          Bonus          Other     Options       Compensation(1)

Patrick J. Mitchell(2)           2000     $ 400,500       $  30,000      $      -           -        $   2,400
Chairman of the Board and        1999     $ 400,525       $  60,000      $      -     200,000        $ 109,530
Chief Executive Officer          1998     $ 400,575       $ 296,000      $      -           -        $   2,400

Patrick H. O'Neill(3)            2000     $ 275,500       $  27,500      $      -           -        $   2,400
Executive Vice President,        1999     $ 275,500       $  38,000      $      -     160,000        $  79,977
General Counsel and Secretary    1998     $ 275,500       $ 204,000      $      -           -        $   1,382

John S. Enright(4)               2000     $ 140,059       $       -      $      -           -        $   2,400
Executive Vice President         1999     $ 250,500       $  35,000      $      -     160,000        $  79,708
                                 1998     $ 183,433       $  50,000      $      -           -        $  24,865

Konrad H. Kober(5)               2000     $ 147,167       $  15,000      $ 17,500           -        $   2,400
Senior Vice President and        1999     $ 125,500       $  16,700      $      -      75,000        $   2,058
Chief Administration Officer     1998     $ 100,000       $  40,000      $      -           -        $     505

Cynthia B. Koenig(6)             2000     $ 150,500       $  32,500      $      -           -        $   1,649
Senior Vice President,           1999     $ 123,429       $  28,500      $      -      75,000        $     752
Chief Financial Officer and
Treasurer

(1) Represents matching contributions of the Company credited to the named executive officers under the Company's 401(k) except as indicated in noted
     (2), (3), (4) and (5) below.

(2) Patrick J. Mitchell was named Chairman of the Board and Chief Executive Officer effective September 15, 1998. The 1998 bonus was accrued and earned in 1998. $148,000 of the 1998 bonus was paid on March 24, 1999 and the remaining $148,000 was paid on March 24, 2000. For 1999, all other compensation includes $107,130 for the value of unrestricted stock issued to Mr. Mitchell on March 24, 1999, the date the Company emerged from Chapter 11 reorganization proceedings, as a one-time retention bonus pursuant to his Employment Agreement.

(3) The 1998 bonus was accrued and earned in 1998. $102,000 of the 1998 bonus was paid on March 24, 1999 and the remaining $102,000 was paid on March 24, 2000. For 1999, all other compensation includes $77,577 for the value of unrestricted stock issued to Mr. O'Neill on March 24, 1999, the date the Company emerged from Chapter 11 reorganization proceedings, as a one-time retention bonus pursuant to his Employment Agreement.

(4) John S. Enright joined the Company in February 1998 and resigned in August 2000. For, 1999 and 1998, all other compensation includes commission payments of $77,308 and $24,865, respectively.

(5) For 2000, other annual compensation includes organization membership fees of $17,500.

(6)  Cynthia B. Koenig joined the Company in March 1999.

Option Values at Year End 2000

     The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers as of December 31, 2000. No options become exercisable until March 24, 2002. No options were granted during the fiscal year ended December 31, 2000.

                            Number of Securities          Value of Unexercised
                           Underlying Unexercised        In-The-Money Options at
                        Options at December 31, 2000       December 31, 2000 1
                        ----------------------------       ------------------

                                Unexercisable                Unexercisable
Patrick J. Mitchell                 200,000                    $ 74,250
Patrick H. O'Neill                  160,000                    $ 59,400
Konrad H. Kober                      75,000                    $ 27,720
Cynthia B. Koenig                    75,000                    $ 27,720

1 Valued at $1.00 per share, the closing bid price per share of Common Stock on December 31, 2000.


Employment Agreements

     The Company and its wholly-owned subsidiary, Ascent Management, Inc. (formerly, Westbridge Management Corp.) (collectively, the "Company"), have entered into a separate employment agreement with each of Patrick J. Mitchell and Patrick H. O'Neill (each, an "Employee" and collectively, the "Employees"), pursuant to which Mr. Mitchell is employed as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. O'Neill is employed as Executive Vice President, General Counsel, and Secretary of the Company (the "Employment Agreements"). The Company has agreed to employ each of the Employees for a period of two years commencing on September 15, 1998. Each Employee's employment period may be extended for one year thereafter unless an Employee gives notice to the contrary or unless the Company fails to give notice of its desire to extend the Employment Agreements. In June, 2000, each Employee's employment period was extended for one year to September 14, 2001.

     Mr. Mitchell and Mr. O'Neill have base salaries of $400,000 and $275,000, respectively, and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each Employee is entitled to receive an annual cash bonus, determined by the Board of Directors of the Company or an Executive Committee thereof, payable at such time as similar bonuses are payable to senior management of the Company and its subsidiaries. The Employees are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program ("LTIP"), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

     If any Employee's employment is terminated by the Company for "cause" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If an Employee's employment is terminated by the Company "without cause" or for "good reason" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal in amount to 117% of the sum of (i) the Employee's Base Salary (as defined in the Employment Agreements) and (ii) the highest of either the incentive bonus or annual bonus awarded to the Employee within five (5) years prior to the termination date, (b) a lump sum payment of any Base Salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date, (c) immediate vesting of all stock options previously awarded to the Employee by the Company, and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If an Employee's employment is terminated "voluntarily" by the Employee (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date, and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If the Employment Agreement is allowed to "expire" (as defined in the Employment Agreements), such Employee will be entitled to, among other things,
(a) a lump sum payment equal in amount to 117% of the sum of (i) the Employee's Base Salary and (ii) the highest of either the incentive bonus or annual bonus awarded to the Employee within five (5) years prior to the expiration date, (b) a lump sum payment of any Base Salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date, (c) immediate vesting of all stock options previously awarded to the Employee by the Company, and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

     If any payment or distribution to the Employee by the Company or any subsidiary or affiliate would be subject to any "golden parachute payment" excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

     If an Employee's employment is terminated by the Company for cause or voluntarily by an Employee, for a period of twelve months from the termination date, such Employee shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Company or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company was actively soliciting on the relevant termination date, and with which the Employee had business contact while employed by the Company, or (ii) directly or indirectly induce or solicit any employees or agents of the Company or any affiliate to leave or terminate their employment or agency relationship with the Company.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company's compensation policies, approving executive officers' salaries and bonuses and reviewing the salaries and bonuses of other senior management. The following report on compensation policies applicable to the Company's executive officers with respect to compensation reported for the year ended December 31, 2000 was prepared by the Committee.

Executive Compensation Philosophy and Policies

     The overriding objective of the Committee's executive compensation policies is to attract and retain superior executives. The policies are also designed to:
(1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (2) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (3) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. For 2000, executive compensation consisted of the following components:

     Base salary - The minimum salary to which Mr. Mitchell and Mr. O'Neill are entitled is specified in their respective employment agreements and is subject to annual review and increase when deemed appropriate by the Committee. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive's salary or to recognize an increase in the executive's responsibilities.

     Incentive Bonus - The employment agreements of Mr. Mitchell and Mr. O'Neill provide for an annual cash bonus to be awarded at the determination of the Committee. For 2000, a cash bonus program was approved by the Board for all officers of the Company and its subsidiaries, including the Named Executive Officers. Bonus eligibility was based upon individual performance as determined by the Compensation Committee.

     Stock Options - Stock option awards are intended to retain and motivate executive officers to achieve superior market performance of the Company's stock. On March 24, 1999, the Board adopted the Ascent Assurance, Inc. 1999 Stock Option Plan. No stock options were granted to executive officers during 2000.

     Section 162(m) of the Internal Revenue Code - Section 162(m) of the Internal Revenue Code (the "Code"), prevents publicly traded companies from receiving a tax deduction for compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Code and does not anticipate doing so in the foreseeable future. In the event that the Company determines to award compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to qualify for exceptions available under Section 162(m).

Compensation of Chief Executive Officer

     Mr. Mitchell's employment with the Company is governed by an employment agreement entered into in September 1998 (see "Certain Information Regarding the Executive Officers - Employment Agreements"). The minimum salary to which Mr. Mitchell is entitled is specified in such Employment Agreement and is subject to annual review and increase when deemed appropriate by the Committee. In addition, the annual cash bonus and benefits from long term incentive plans provided for under Mr. Mitchell's agreement are determined by the Committee.

                     Submitted By the Compensation Committee

               Michael A. Kramer John H. Gutfreund Paul E. Suckow

PERFORMANCE GRAPH

     The following line graph demonstrates the performance of the cumulative total return to the holders of the Company's Common Stock in comparison to the cumulative total return on the Russell 2000 Index and with the SNL less than $250M Insurance Asset-Size Index for the period commencing May 28, 1999 (the date the Company's new Common Stock began trading on the OTC Bulletin Board after its emergence from Chapter 11 reorganization proceedings on March 24,
1999) through December 31, 2000.

Graph Data

                                                 Period Ending
Index                           5/28/99  9/30/99  12/31/99  3/31/00  6/30/00  9/30/00  12/31/00
Ascent Assurance, Inc.           100.00    48.44    44.53     59.38    78.13    34.38     25.00
Russell 2000                     100.00    97.91   115.97    122.46   119.49   120.82    112.47
SNL less than $250M
 Insurance Asset-Size Index      100.00    78.68    86.80     85.99    93.38   111.77    124.54

Assumes $100 invested at the close of trading on May 28, 1999 in Ascent common stock, the Russell 2000 Index and SNL less than $250M Insurance Asset-Size Index.

     Source: SNL Securities

CERTAIN TRANSACTIONS

     Ascent received debt financing of $11 million from a loan made by Credit Suisse First Boston Management Corporation, which is an affiliate of Special Situations Holdings, Inc. -- Westbridge (Ascent's largest stockholder) on April 17, 2001. The credit agreement relating to that loan provided Ascent with total loan commitments of $11 million (all of which were drawn). The loan bears interest at a rate of 12% per annum and matures in April 2004. Absent an event of default, the Company may elect to pay interest in kind by issuance of additional notes. The credit agreement relating to the loan provides for a facility fee of $1.5 million which is payable upon maturity or upon a change in control, as defined. Ascent's obligations are secured, pursuant to a guarantee and security agreement and pledge agreements, by substantially all of the assets of Ascent and its subsidiaries (excluding the capital stock and the assets of certain subsidiaries, some or all of which are pledged as collateral for certain receivables financing agreements). Ascent's subsidiaries (other than those pledged as collateral for the aforementioned receivables financing agreements) have also guaranteed Ascent's obligations under the credit agreement and the loan. The Board of Directors has obtained an opinion from Houlihan Lokey Howard and Zukin Financial Advisors, Inc. that the terms of the loan are fair to the Company from a financial point of view.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board. A copy of the Committee's charter is attached to this Proxy Statement as Exhibit A.

     The Committee met and held discussions with management and the independent accountants regarding audit plans and results. Management has the primary responsibility for the Company's systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of nonaudit services with the auditors' independence, and has discussed with the auditors the auditors' independence.

     Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                        Submitted by the Audit Committee

     Richard H. Hershman          James K. Steen          Robert A. Peiser


PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

     The aggregate fees billed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, for the annual 2000 audit and review of interim financial statements were $236,500. Fees for audit related services totaled $22,500 and included fees for benefit plan audits and financial statement reviews.

Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP did not provide any information systems design or implementation services during 2000.

All Other Fees

     Fees for non-audit services were comprised solely of tax consultation and totaled $59,740.

PROPOSALS OF STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy materials relating to the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 1, 2001. If a stockholder proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this Proxy Statement, the persons named in the proxies solicited by the Board for that meeting may exercise discretionary voting power with respect to that proposal.

OTHER MATTERS

     The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgement of the person acting under the proxy.

     One or more representatives of PricewaterhouseCoopers, LLP will be present at the Meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee will make its recommendation to the Board as to the selection of independent accountants by September 2001.

     A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.


                                     By Order of the Board of Directors,

                                     /s/ Patrick H. O'Neill
                                     -----------------------------------
                                     Patrick H. O'Neill
                                     Executive Vice President,
                                     General Counsel and Secretary

Ascent Assurance, Inc.
Audit Committee Charter
Page 2

                                                                       EXHIBIT A

                             Ascent Assurance, Inc.
                    Audit Committee of the Board of Directors

                                     Charter


Organization and Policy

     The membership of the Audit Committee ("Committee") shall consist of at least three independent members of the Board of Directors ("Board") of Ascent Assurance, Inc. (the "Company") who shall serve at the pleasure of the Board. Committee Members and the Committee Chair shall be designated by the full Board in accordance with the bylaws of the Company. Each Committee Member will be financially literate or become financially literate within a reasonable period of time after appointment to the Committee and at least one Committee Member will have accounting or related financial management expertise. The Committee shall generally meet two times per year or as circumstances require.

     The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with the code of conduct. The Committee will maintain an open line of communication with management and the independent accountants. Each Committee Member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations and risks.

Responsibilities

     In meeting its responsibilities the Committee will:

March Meeting

1) Recommend to the Board the appointment or discharge of independent accountants.

2) Confirm the independence of the independent accountants by reviewing non-audit services provided and related fees.

3) Review with management and the independent accountants at the completion of the annual audit:

     a) the Company's annual financial statements and related footnotes and determine whether they are complete and reflect appropriate accounting principles. The Committee will focus on judgmental areas (including deferred acquisition cost recoverability and claims reserve adequacy), complex or unusual transactions, and the impact of new accounting pronouncements

     b)   the  independent   accountants'  report  on  the  Company's  financial
          statements

     c) Management's Discussion and Analysis and other sections of the annual report before its release and consider whether the information is adequate and consistent with Committee Members' knowledge about the Company and its operations

     d) any serious difficulties or disputes with management encountered during the course of the audit

     e)   required   communications  with  the  independent   accountants  under
          generally accepted auditing standards

4) Review any legal actions or regulatory compliance maters that could have a significant impact on the Company's financial statements.

September Meeting

5) Review the independent accountants' proposed audit scope and approach and approve the independent accountants' audit engagement letter.

6) Review the independent accountants' annual letter to management and management's responses thereto. Determine through inquiry of management and the independent accountants that management is placing appropriate emphasis on maintaining internal controls.

7)   Review with  management  policies and procedures for preparation of interim
     financial   statements  and  the  nature  and  timing  of  the  independent accountants' review of interim financial information.

8) Inquire of management as to significant operational risks and the plans to minimize any such risks.

9) Ensure that an appropriate code of conduct is formalized in writing and that it has been communicated to all employees. Review the program for monitoring compliance with the code of conduct and any compliance exceptions with general counsel.

As Needed

10) Meet with the independent accountants in a separate executive session to discuss any matters that the Committee or independent accountants believe should be discussed privately with the Committee.

11)  Periodically   report   Committee   actions   to  the   Board   with   such
     recommendations as the Committee may deem appropriate.

12)  Review and update the Committee's Charter.

13) Perform such other functions as required by law, the Company's bylaws, or the Board.

--------